Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces Second Quarter 2008 Results

Johannesburg, South Africa (February 7, 2008) –Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”)
(NASDAQ: UEPS) today announced results for the three and six months ended December 31, 2007.

Results

Three months ended December 31, 2007 and 2006

	GAAP Q2 2008	GAAP Q2 2007	GAAP Variance %	Fundamental Q2 2008 (1)	Fundamental Q2 2007 (1)	Fundamental Variance %
Net income (USD’000)	20,318	12,823	58%	22,165	15,393	44%

Earnings per share, basic (US cents)	36	23	57%	39	27	44%

Revenue (USD’000)	68,500	49,571	38%	68,500	49,571	38%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges.

     Since the Company’s reporting currency is the U.S. dollar (“USD”) but its functional currency is the South African rand (“ZAR”), and due to the impact of currency fluctuations between the USD and the ZAR on the Company’s results of operations, the Company also analyzes its results of operations in ZAR to assist investors in understanding the changes in the underlying trends of its business. During the three and six months ended December 31, 2007, the ZAR was stronger against the USD than during the same periods in the prior year. The impact of these changes on results of operations is shown under the column “Change” in the tables of key metrics included in Attachment A at the end of this press release.

	GAAP Q2 2008	GAAP Q2 2007	GAAP Variance %	Fundamental Q2 2008	Fundamental Q2 2007	Fundamental Variance %
Net income (ZAR’000)	137,686	93,851	47%	150,203	112,663	33%

Earnings per share, basic (ZAR cents)	241	165	46%	263	198	33%

Revenue (ZAR’000)	464,192	362,808	28%	464,192	362,808	28%

Six months ended December 31, 2007 and 2006

	GAAP YTD 2008	GAAP YTD 2007	GAAP Variance %	Fundamental YTD 2008	Fundamental YTD 2007	Fundamental Variance %
Net income (USD’000)	38,246	27,895	37%	41,826	31,388	33%

Earnings per share, basic (US cents)	67.0	49.0	37%	73.0	55.0	33%

Revenue (USD’000)	128,759	102,497	26%	128,759	102,497	26%

	GAAP YTD 2008	GAAP YTD 2007	GAAP Variance %	Fundamental YTD 2008	Fundamental YTD 2007	Fundamental Variance %
Net income (ZAR’000)	265,603	202,654	31%	290,459	228,013	27%

Earnings per share, basic (ZAR cents)	465.0	356.0	31%	509.0	401.0	27%

Revenue (ZAR’000)	894,180	744,630	20%	894,180	744,630	20%

Use of Non-GAAP measures

     On July 3, 2006, the Company acquired Prism Holdings Limited (“Prism”) and has combined its results with those of the Company. Effective October 1, 2006, Prism acquired the remaining 25.1% of EasyPay (Pty) Ltd (“EasyPay”). Under U.S. generally accepted accounting principles (“GAAP”), the Company is required to fair value all intangible assets on the date of acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options granted to Prism employees and other employees and recognize a stock-based compensation charge over the requisite service period. The Company's GAAP net income and earnings per common share and linked unit for the three and six months ended December 31, 2007 include this amortization of Prism and EasyPay intangibles acquired and stock-based compensation charge related to these options. The Company excludes these items when calculating fundamental net income and earnings per common share and linked unit because management believes that these adjustments enhance its own evaluation, as well as the investor's understanding, of the Company's performance. Attachment B presents a reconciliation between GAAP and fundamental net income and earnings per common share and linked unit.

Second Quarter Highlights

  Merchant acquiring system transactions increased 40% to $258.9 million in the second quarter of fiscal 2008 from $185.2 million in the second quarter of fiscal 2007;
  11,896,755 grants were paid during the three months ended December 31, 2007 compared to 11,317,040 grants during the three months ended December 31, 2006;
  4,304 terminals in use at 2,532 participating UEPS retail locations at December 31, 2007 versus 4,145 terminals at 2,443 locations at December 31, 2006, which increase resulted largely from the broadening of the terminal base in the North West province;
  The number of transactions processed per terminal during the second quarter of fiscal 2008 as compared to the prior period increased 19% to 799 from 671;
  A total of 3,976,684 UEPS smart card-based accounts were active as of December 31, 2007, compared to 3,790,813 as of December 31, 2006;
  EasyPay processed 135,283,353 transactions during the three months ended December 31, 2007 compared to 117,626,419 transactions during the three months ended December 31, 2006, in each case at an average fee per transaction of $0.03;
  Delivery of hardware and recognition of additional software development and customization revenues related to the Ghanaian National Switch and Smart Card Payment System contract; and
  USD 2 million sale of hardware to Nedbank Limited.

Comments and Outlook

     “I am delighted with our financial results for our second quarter,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “We continue to see an increase in the volumes in our business, both in terms of number of payments and in adoption of our technology by cardholders. We are particularly excited about the recent orders for hardware and smarts cards from the participants in the Ghanaian National Switch, which have exceeded all of our expectations, and we believe that these orders reflect an enthusiasm for our solution that once again demonstrates the strength of our technology offering. Regarding the SASSA tender, although we are disappointed in the delay that has been recently announced, we believe that our proposal provides an attractive solution and we remain cautiously optimistic about the tender results. I believe that we are well-positioned to meet or exceed our earnings target for the full 2008 fiscal year on a constant currency basis,” he concluded.

Conference call

     Net1 will host a conference call to review second quarter results on February 8, 2008 at 8:00 a.m. Eastern Standard Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-519-5086 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through February 29, 2008.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South African based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

     This announcement contains forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as implementation of the Company’s Prism strategy, product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact Ilja Graulich, Net1’s vice president investor relations at:
Telephone (W):	+27-11-343-2019
Telephone (M):	+27-83-604-0820
E-mail:	iljag@net1ueps.co.za

Or

Contact William Espley at Net1 Investor Relations at:
Telephone:	1-604-484-8750
Toll Free:	1-866-412-NET1 (6381)

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$68,500	$49,571	$128,759	$102,497
EXPENSE
COST OF GOODS SOLD, IT PROCESSING,
SERVICING AND SUPPORT	20,175	10,926	35,318	24,245
SELLING, GENERAL AND ADMINISTRATION	17,266	15,690	33,730	29,175
DEPRECIATION AND AMORTIZATION	2,833	2,813	5,579	5,760
OPERATING INCOME	28,226	20,142	54,132	43,317
INTEREST INCOME, net	4,116	1,186	7,098	2,058
INCOME BEFORE INCOME TAXES	32,342	21,328	61,230	45,375
INCOME TAX EXPENSE	11,788	8,690	22,660	17,530
NET INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST AND (LOSS)
EARNINGS FROM EQUITY-ACCOUNTED
INVESTMENTS	20,554	12,638	38,570	27,845
MINORITY INTEREST	-	-	(196)	205
(LOSS) EARNINGS FROM EQUITY ACCOUNTED
INVESTMENTS	(236)	185	(520)	255
NET INCOME	$20,318	$12,823	$38,246	$27,895
Net income per share
Basic earnings, in cents – common stock and linked
units	35.6	22.5	67.0	49.0
Diluted earnings, in cents – common stock and
linked units	35.2	22.3	66.4	48.5

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	December 31,	June 30,
	2007	2007
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$200,741	$171,727
Pre-funded social welfare grants receivable	42,761	26,817
Accounts receivable, net of allowances of – December: $386; June: $555	33,223	30,503
Finance loans receivable, net of allowances of – December: $3,153; June: $2,773	6,269	5,755
Deferred expenditure on smart cards	259	507
Inventory	7,478	5,645
Deferred income taxes	5,273	7,028
Total current assets	296,004	247,982
LONG-TERM RECEIVABLE	23	54
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – December: $27,051; June: $24,406	7,538	7,582
EQUITY-ACCOUNTED INVESTMENTS	2,982	2,992
GOODWILL	88,456	85,871
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
December: $17,641; June: $13,745	29,028	31,609
TOTAL ASSETS	424,031	376,090
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	2	16
Accounts payable	5,340	5,879
Other payables	37,129	34,457
Income taxes payable	7,916	14,346
Total current liabilities	50,387	54,698
DEFERRED INCOME TAXES	40,631	36,219
INTEREST BEARING LIABILITIES – minority interest loans	4,150	4,100
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	95,168	95,017
SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized: 83,333,333 with $0.001 par value;
Issued shares - December: 52,819,400; June: 51,730,547	52	52
SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized: 50,000,000 with $0.001 par value;
Issued and outstanding shares - December: 5,208,755; June: 5,656,110	5	5
B CLASS PREFERENCE SHARES
Authorized: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by the Company) - December:
38,380,326; June: 41,676,625	6	7
ADDITIONAL PAID-IN-CAPITAL	114,070	112,167
TREASURY SHARES, AT COST: December: 299,821; June: 299,821	(7,795)	(7,795)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	4,222	(3,915)
RETAINED EARNINGS	218,303	180,552
TOTAL SHAREHOLDERS’ EQUITY	328,863	281,073
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$424,031	$376,090
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In thousands)		(In thousands)

Cash flows from operating activities
Net income	$20,318	$12,823	$38,246	$27,895
Depreciation and amortization	2,833	2,813	5,579	5,760
Loss (Earnings) from equity-accounted investments	236	(185)	520	(255)
Fair value adjustment related to financial liabilities	(169)	153	(242)	153
Fair value of FAS 133 derivative adjustments	(17)	75	(10)	77
Interest payable	124	-	241	-
Profit on disposal of property, plant and equipment	(76)	(33)	(86)	(67)
Minority interest	-	-	(196)	205
Stock-based compensation charge	911	524	1,752	496
(Increase) Decrease in accounts receivable, pre-funded
social welfare grants receivable and finance loans receivable	(23,786)	6,477	(18,248)	(2,552)
Decrease in deferred expenditure on smart cards	166	151	260	194
Decrease (Increase) in inventory	186	(174)	(1,579)	(2,753)
(Decrease) Increase in accounts payable and other payables	(12,106)	(3,655)	313	(10,946)
Decrease in taxes payable	(7,128)	(512)	(6,632)	(3,378)
Increase (Decrease) in deferred taxes	2,939	(1,947)	4,756	153
Net cash (used in) provided by operating activities	(15,569)	16,510	24,674	14,982

Cash flows from investing activities
Capital expenditures	(1,205)	(860)	(1,876)	(1,703)
Proceeds from disposal of property, plant and equipment	77	28	118	146
Acquisition of Prism Holdings Limited, net of cash acquired	-	(224)	-	(82,330)
Net cash used in investing activities	(1,128)	(1,056)	(1,758)	(83,887)

Cash flows from financing activities
Proceeds from issue of share capital, net of share issue
expenses	-	-	150	50
Proceeds from bank overdrafts	1,453	43,410	1,462	61,583
Repayment of bank overdraft	(1,426)	(45,216)	(1,442)	(62,272)
Proceeds from interest bearing liabilities	-	3,513	-	3,513
Net cash provided by financing activities	27	1,707	170	2,874

Effect of exchange rate changes on cash	1,889	8,608	5,928	4,198

Net (decrease) increase in cash and cash equivalents	(14,781)	25,769	29,014	(61,833)

Cash and cash equivalents – beginning of period	215,522	102,133	171,727	189,735

Cash and cash equivalents – end of period	$200,741	$127,902	$200,741	$127,902

Net 1 UEPS Technologies, Inc.
Attachment A

Key metrics and statistics at and for the three months ended December 31, 2007 and 2006 and September 30, 2007:

Three months ended December 31, 2007 and 2006 and September 30, 2007

						Change – constant
				Change - actual		exchange rate(1)
				Q2 ‘08	Q2 ‘08	Q2 ‘08	Q2 ‘08
Key statement of operations data, in				vs	vs	vs	vs
’000, except EPS	Q2 ‘08	Q2 ‘07	Q1 ‘08	Q2 ‘07	Q1 ‘08	Q2 ‘07	Q1 ‘08
	USD	USD	USD
Revenue	$68,500	$49,571	$60,259	38%	14%	28%	8%
Operating income	28,226	20,142	25,906	40%	9%	30%	4%
Income tax expense	11,788	8,690	10,872	36%	8%	26%	3%
Net income	$20,318	$12,823	$17,928	58%	13%	47%	8%

Earnings per share,
Basic (cents)	36	23	31	57%	16%	45%	10%
Diluted (cents)	35	22	31	59%	13%	47%	7%

Fundamental earnings per share,
Basic (cents)	39	27	34	44%	15%	34%	9%

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$39,991	$29,973	$38,164	33%	5%	24%	-%
Smart card accounts	9,637	8,487	9,136	14%	5%	5%	-%
Financial services	2,135	2,793	2,183	(24)%	(2)%	(29)%	(7)%
Hardware, software and related
technology sales	16,737	8,318	10,776	101%	55%	86%	48%
Total consolidated revenue	$68,500	$49,571	$60,259	38%	14%	28%	8%

Consolidated operating income (loss):
Transaction-based activities	$21,381	$17,502	$20,589	22%	4%	13%	(1)%
Smart card accounts	4,380	3,858	4,152	14%	5%	5%	-%
Financial services	458	768	446	(40)%	3%	(45)%	(2)%
Hardware, software and related
technology sales	2,265	581	1,940	290%	17%	261%	11%
Corporate/ Eliminations	(258)	(2,567)	(1,221)	(90)%	(79)%	(91)%	(80)%
Total operating income	$28,226	$20,142	$25,906	40%	9%	30%	4%

Operating income margin (%)
Transaction-based activities	53%	58%	54%
Smart card accounts	45%	45%	45%
Financial services	21%	27%	20%
Hardware, software and related
technology sales	14%	7%	18%
Overall operating margin	41%	41%	43%

	Dec 31,	June 30,
	2007	2007	Change
Key balance sheet data, in ’000
Cash and cash equivalents	$200,741	$171,727	17%
Total current assets	296,004	247,982	19%
Total assets	424,031	376,090	13%
Total current liabilities	50,387	54,698	(8)%
Total shareholders’ equity	$328,863	$281,073	17%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the second quarter of fiscal 2008 also prevailed during the second quarter of fiscal 2007 and the first quarter of fiscal 2008.

Three months ended December 31, 2007 and 2006 and September 30, 2007(continued)

				Change
				Q2 ‘08	Q2 ‘08
				vs	vs
Additional information:	Q2 ‘08	Q2 ‘07	Q1 ‘08	Q2 ‘07	Q1 ‘08
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	5,063,374	5,022,500	5,040,155	1%	-%
Limpopo	2,948,717	2,905,861	2,935,110	1%	-%
North West	1,230,354	827,058	1,219,059	49%	1%
Northern Cape	498,877	416,702	496,100	20%	1%
Eastern Cape	2,155,433	2,144,919	2,137,975	-%	1%
	11,896,755	11,317,040	11,828,399	5%	1%

Average revenue per grant paid:	ZAR	ZAR	ZAR
KwaZulu-Natal	22.11	20.18	21.01	10%	5%
Limpopo	17.39	15.98	16.76	9%	4%
North West	21.43	19.71	21.10	9%	2%
Northern Cape	18.37	18.67	19.06	(2)%	(4)%
Eastern Cape	16.11	11.81	15.02	36%	7%

UEPS merchant acquiring system:
Terminals installed at period end	4,304	4,145	4,305	4%	-%
Number of participating retail
locations at period end	2,532	2,443	2,578	4%	(2)%
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	1,757,836	1,355,399	1,901,570	30%	(8)%
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	1,870,595	1,376,509	1,900,684	36%	(2)%
Average number of grants processed
per terminal during the quarter	799	671	858	19%	(7)%
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	851	683	858	25%	(1)%

EasyPay transaction fees:
Number of transactions processed	135,283,353	117,626,419	119,032,899	15%	14%
Average fee per transaction (in ZAR)	0.21	0.21	0.21	-%	-%

Three months ended December 31, 2007 and 2006 and September 30, 2007(continued)

				Change
				Q2 ‘08	Q2 ‘08
				vs	vs
	Q2 ‘08	Q2 ‘07	Q1 ‘08	Q2 ‘07	Q1 ‘08
Smart card accounts:
Total number of smart card accounts	3,976,684	3,790,813	3,943,580	5%	1%

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	2,000	-	-
Ghanaian National Switch and Smart
Card Payment System Contract	5,600	-	1,000		nm
Smartswitch Botswana hardware and
software (before consolidation
adjustments)	-	-	-

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	5,336	7,399	5,249	(28)%	2%
Allowance for doubtful finance loans
receivable	(3,153)	(4,232)	(3,011)	(25)%	5%
Finance loans receivable – net	2,183	3,167	2,238	(31)%	(2)%

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	4,086	4,429	3,064	(8)%	33%

Earnings (Loss) from equity accounted
investments: (USD ’000)
Beginning of period	(2,112)	892	(1,774)
Equity-accounted earnings (loss)	(236)	185	(284)
Equity-accounted earnings – Permit	-	258	-
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	(6)	(38)	(6)
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	(31)	(35)	(92)
Equity-accounted (loss) – VTU
Colombia	(168)	-	(159)
Equity-accounted (loss) – VinaPay.	(31)	-	(27)
Sale of Permit	-	-	-
Foreign currency adjustment	(4)	92	(54)
End of period	(2,352)	1,169	(2,112)

nm – Statistic not meaningful

Key metrics and statistics at and for the six months ended December 31, 2007 and 2006:

Six months ended December 31, 2007 and 2006

	Six months ended				Year ended
	Dec 31,		Change		June 30,
				Constant
	2007	2006		Exchange	2007
	USD	USD	Actual	Rate (1)	USD
Key statement of operations data, in
’000, except EPS
Revenue	$128,759	$102,497	26%	20%	$223,968
Operating income	54,132	43,317	25%	19%	96,876
Income tax expense	22,660	17,530	29%	24%	37,574
Net income	$38,246	$27,895	37%	31%	$63,679

Earnings per share,
Basic (cents)	67	49	37%	31%	112
Diluted (cents)	66	49	35%	29%	111

Fundamental earnings per share,
Basic (cents)	73	55	33%	27%	123

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$78,155	$62,210	26%	20%	$139,006
Smart card accounts	18,773	17,067	10%	5%	34,562
Financial services	4,318	5,778	(25)%	(29)%	11,241
Hardware, software and related
technology sales	27,513	17,442	58%	51%	39,159
Total consolidated revenue	$128,759	$102,497	26%	20%	$223,968

Consolidated operating income (loss):
Transaction-based activities	$41,970	$35,930	17%	12%	$78,785
Smart card accounts	8,532	7,758	10%	5%	15,710
Financial services	904	1,828	(51)%	(53)%	3,351
Hardware, software and related
technology sales	4,205	1,630	158%	147%	6,115
Corporate/ Eliminations	(1,479)	(3,829)	(61)%	(63)%	(7,085)
Total operating income	$54,132	$43,317	25%	19%	$96,876

Operating income margin (%)
Transaction-based activities	54%	58%			57%
Smart card accounts	45%	45%			45%
Financial services	21%	32%			30%
Hardware, software and related
technology sales	15%	9%			16%
Overall operating margin	42%	42%			43%

	Dec 31,	June 30,
	2007	2007
Key balance sheet data, in ’000
Cash and cash equivalents	$200,741	$171,727	17%
Total current assets	296,004	247,982	19%
Total assets	424,031	376,090	13%
Total current liabilities	50,387	54,698	(8)%
Total shareholders’ equity	$328,863	$281,073	17%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first half of fiscal 2008 also prevailed during the first half of fiscal 2007.

Six months ended December 31, 2007 and 2006 (continued)

	Six months ended			Year ended
	Dec 31,		Change	June 30,
	2007	2006		2007

Additional information:
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	10,103,529	9,937,905	2%	20,080,685
Limpopo	5,883,827	5,798,481	1%	11,662,537
North West	2,449,413	1,648,013	49%	3,351,477
Northern Cape	994,977	829,945	20%	1,669,037
Eastern Cape	4,293,408	4,272,911	-%	8,568,506
	23,725,154	22,487,255	6%	45,332,242

Average revenue per grant paid:	ZAR	ZAR		ZAR
KwaZulu-Natal	21.57	20.29	6%	20.04
Limpopo	17.08	15.99	7%	16.32
North West	21.26	18.85	13%	20.73
Northern Cape	18.72	18.73	-%	18.64
Eastern Cape	15.57	11.83	32%	12.90

UEPS merchant acquiring system:
Terminals installed at period end	4,304	4,145	4%	4,357
Number of participating retail
locations at period end	2,532	2,443	4%	2,598
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	1,757,836	1,355,399	30%	1,777,436
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	1,870,595	1,376,509	36%	1,777,738
Average number of grants processed
per terminal during the quarter	799	671	19%	811
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	851	683	25%	810

EasyPay transaction fees:
Number of transactions processed	254,316,252	218,458,078	16%	441,439,169
Average fee per transaction (in ZAR)	0.21	0.21	-	0.21

Six months ended December 31, 2007 and 2006 (continued)

	Six months ended			Year ended
	Dec 31,		Change	June 30,
	2007	2006		2007
Smart card accounts:
Total number of smart card accounts	3,976,684	3,790,813	5%	3,812,273

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	2,000	-	nm	4,400
Ghanaian National Switch and Smart
Card Payment System Contract	6,500	-	nm	-
Smartswitch Botswana hardware and
software (before consolidation
adjustments)	-	-	nm	2,100

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	5,336	7,399	(28)%	5,263
Allowance for doubtful finance loans
receivable	(3,153)	(4,232)	(25)%	(2,773)
Finance loans receivable – net	2,183	3,167	(31)%	2,490

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	4,086	4,429	(8)%	3,265

Earnings (Loss) from equity accounted
investments: (USD ’000)
Beginning of period	(1,774)	874		874
Equity-accounted earnings (loss)	(520)	255		181
Equity-accounted earnings – Permit	-	1,054		1,415
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	(12)	(244)		(262)
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	(123)	(555)		(593)
Equity-accounted (loss) – VTU
Colombia	(327)	-		(379)
Equity-accounted (loss) – VinaPay.	(58)	-		-
Sale of Permit	-	-		(2,805)
Foreign currency adjustment	(58)	40		(24)
End of period	(2,352)	1,169		(1,774)

nm – Statistic not meaningful

(1) – includes the elimination of unrealized net income

Net 1 UEPS Technologies, Inc.
Attachment B

Reconciliation of GAAP results to fundamental results:

Three months ended December 31, 2007 and 2006

	Three months ended December 31,
		Amortization
		of Prism and
		EasyPay	Stock-	2007	2006
	2007	intangible	based	Funda-	GAAP
	GAAP	assets(1)	charge(2)	mental

Net income (USD’000)	20,318	936	911	22,165	12,823
Earnings per share, basic (USD cents)	36			39	23

Net income (ZAR’000)	137,686	6,344	6,173	150,203	93,852
Earnings per share, basic (ZAR cents)	241			263	165

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:
	$ ’000	ZAR ’000
Customer relationships	388	2,630
Trademarks	100	679
Software and unpatented technology	980	6,642
Deferred tax benefit	(532)	(3,607)
	936	6,344

(2) Includes stock-based compensation charges related to options and non-vested stock awards granted under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan and stock options granted to employees of Prism.

Six months ended December 31, 2007 and 2006

	Six months ended December 31,
		Amortization
		of Prism and
		EasyPay	Stock-	2007	2006
	2007	intangible	based	Funda-	GAAP
	GAAP	assets(1)	charge(2)	mental

Net income (USD’000)	38,246	1,828	1,752	41,826	27,895
Earnings per share, basic (USD cents)	67			73	49

Net income (ZAR’000)	265,603	12,689	12,167	290,459	202,654
Earnings per share, basic (ZAR cents)	465			509	356

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	$ ’000	ZAR ’000
Customer relationships	758	5,260
Trademarks	196	1,358
Software and unpatented technology	1,913	13,285
Deferred tax benefit	(1,039)	(7,214)
	1,828	12,689

(2) Includes stock-based compensation charges related to options and non-vested stock awards granted under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan and stock options granted to employees of Prism.

Net 1 UEPS Technologies, Inc.
Attachment C

FREQUENTLY ASKED QUESTIONS

1. What is the status of the SASSA tender and on what basis did Net1 submit a proposal?

     The South African Social Security Agency, or SASSA, is in the process of conducting a national tender for the distribution of welfare grants in which bidders had the opportunity to bid for all of South Africa or on a province-by-province basis. On May 4, 2007, we filed proposals for each of South Africa’s nine provinces, as well as a proposal for the entire country. SASSA provided an indicative time-frame for the evaluation of the tender proposals and the award of the contract to successful bidders, but all of the key dates have already been missed. As part of the evaluation process for the tender, all bidders were requested to demonstrate their proposed payment solution to SASSA. Our response to the request for proposal was demonstrated to the SASSA evaluation committee on October 25, 2007. In December 2007 we received a notice to bidders from SASSA requesting further details of our financial proposals in a standard format provided in the notice to bidders by no later than December 28, 2007. We provided our response to the notice to bidders to SASSA on December 28, 2007. On January 31, 2008 we received a further notice to bidders from SASSA advising bidders that, due to unforeseen circumstances, the tender evaluation process had not been completed and, as a result, SASSA was requesting tenderers to extend the validity period of their tender responses from February 9, 2008 to March 31, 2008. Our five existing contracts to provide welfare administration and distribution services expire on March 31, 2008. We believe that our existing contracts will be extended by at least six months due to these delays in the tender evaluation process and the minimum implementation timeframe specified in the tender specifications, although there can no assurance that such extensions will in fact occur.

     We believe that our successful record with our provincial government contracts will provide us with a good opportunity to benefit from the transition to national administration of social welfare grants because we may be able to obtain contracts to distribute grants in provinces with which we do not currently have a contractual relationship. However, there is a chance that a national tender could lead to our losing one or more of our current contracts if SASSA decides to appoint a single (or other) contractor to provide social welfare grant distribution and we are not chosen. During this transition period our existing provincial government contracts will continue to be governed by their respective terms.

2. How will the tenders be adjudicated?

     The tenders will be adjudicated by a committee appointed by SASSA. The submissions will be evaluated in terms of the following 100-point scoring system:

  Technological solution: 60 points
  Financial proposal: 30 points
  Black economic empowerment procurement objectives: 10 points

3. How will the pricing for any future contracts with SASSA change from the current base?

     Our pricing proposals are obviously confidential during this stage of the tendering process and we can not reveal any details of what we have proposed. Should we be successful with some or all of our proposals, the final pricing will depend on the options selected by SASSA and the service level agreement negotiations. As soon as we have finality on these prices upon completion of the tender process, we will provide a detailed update on the financial implications for Net1.

4. Can any interested party, such as an investor or analyst, talk to SASSA about the tenders and the process?

     Please refrain from contacting SASSA during the tender process as the tender evaluation process is conducted in a secure and confidential manner.

5. How do you forecast growth in beneficiary numbers?

     There are no official beneficiary growth forecasts. We forecast beneficiary numbers using the budgeted expenditure on social welfare grants provided in the South African government’s budget, taking into account that the amount budgeted for is a function of beneficiary numbers, as well as the average amount paid to each beneficiary class. Based on past experience and an analysis of the information at hand, we anticipate beneficiary growth of approximately 6% per annum. The growth in beneficiary numbers is fairly “lumpy” and is influenced by factors such as the government’s marketing and registration programs and the time taken by SASSA to process new grant applications.

6. What is the status of the wage payment system implementation with Grindrod Bank and how will Net1 derive income from the relationship with Grindrod Bank?

     In January 2007, we signed a co-operation agreement with Grindrod Bank, a fully registered bank in South Africa, for the establishment of a retail banking division within Grindrod Bank that will focus on deploying our wage payment solution in South Africa. Under the agreement, Grindrod Bank is responsible for the human resources, administration, compliance, risk management and financial affairs of the division. Net1 is responsible for the supply and maintenance of all UEPS hardware and software required to implement and run its wage payment system, for which it will charge a monthly fee per smart card account at Net1’s cost price, and will receive ongoing fee payments based on the amount of business transacted by the division utilizing the UEPS technology. Net1 will assist Grindrod Bank with the implementation of the business plan and operational activities and both parties will each initially contribute $0.7 million (ZAR 5 million) to assist with the set-up costs of the division. The division will report to an executive committee consisting of two Net1 and two Grindrod representatives.

     Net1 and Grindrod Bank commenced with the establishment of the division during the third quarter of fiscal 2007. During the establishment phase, all the relevant technological platforms will be installed, where required, or integrated between Net1 and Grindrod. Grindrod Bank, with Net1’s assistance, has also initiated the process that will enable it to become a member of the South African National Payment System and the various payment clearing houses in South Africa. Grindrod Bank has been granted membership of the Payments Association of South Africa, or PASA, and we successfully completed the process of becoming a member of the EFT debit / credit clearing houses and we received permission from the South African Reserve Bank to join the national payment and settlement system. We remain on track to join the other various payment clearing houses, including debit / credit card issuing and acquiring.

In parallel, Net1 and Grindrod Bank have defined the products, pricing and marketing strategy for the wage payment system. During the fourth quarter of fiscal 2007, Net1 and Grindrod Bank commenced pilot operations of the wage payment system and approximately 2,100 people, mainly in the agricultural sector, are currently being paid through our wage payment system. During the second quarter, we engaged with several trade unions, payroll processors, financial services providers, large retailers and large employer groups who have the desire, and ability, to market and distribute our wage payment solution on a national basis.

7. What is the size of the market opportunity for the wage payment system and how successful will Net1 and Grindrod Bank be in penetrating this market? What goals have been set and when will the first customers be signed up?

     The target markets for the wage payment system are the un-banked and under-banked wage earners in South Africa, estimated at five million people. These wage earners are typically paid in cash on a weekly, bi-weekly or monthly basis and have all the risks associated with cash payments, but none of the benefits associated with having a formal bank account. Net1 and Grindrod Bank plan to offer these wage earners a UEPS smart card that will allow the card holder to receive payment, transact and access other financial services in a secure, cost-effective way.

     We market the wage payment system to medium and large employers and to trade unions. The value proposition presented to employers focuses on the following key features:

  Safety – Security risks associated with cash transportation and short-payment disputes are eliminated;

  Cost-effectiveness – Our wage payment solution is significantly cheaper than the current cost to employers of preparing and distributing cash pay packets;

  Improved productivity – Our solution obviates the need to set aside valuable production time to physically pay employees; and

  Convenience – With our system, wages can be distributed off-line at any time, and financial products, such as cash advances, can be offered to the employee without placing any administrative burden on the employer.

Our value proposition to unions and employees has the following key elements:

  Safety – The personal safety risk of carrying cash is eliminated;

  Security – Our smart cards can only be used in conjunction with biometric verification and are completely loss tolerant – no money is lost if the card is lost or stolen;

  Convenience – Our cards can be used at any participating retailer or service provider at any time. Card holders can obtain cash from any participating retailer, eliminating the need to search for an available ATM;

  Cost effectiveness – Our solution is significantly cheaper than any other bank product, as we recover our fees mainly from employers, merchants and service providers; and

  Access to credible and affordable facilities, such as money transfers, loans, interest paying savings, life insurance and third party payments.

8. What is Net1’s strategy in expanding the UEPS technology outside South Africa?

     Our strategy to introduce the UEPS technology outside of South Africa consists of the following key components:

  Developing countries – We believe that our UEPS technology is ideally suited to “third world” economies where communications infrastructures are limited and the need for off-line payment technology is the greatest. Potential users of our technology in these countries are generally government agencies, employers, merchants and financial service providers and individuals, who may have a need for all or any number, or any, of our applications and products. We analyze potential target countries to determine the most appropriate entry point in terms of users and applications and we establish relationships with the most likely customers. We believe that the most efficient way to deploy our technology in any country is for a local partner, or partners, to invest in the establishment of a UEPS switch and for these partners to implement and operate the technology, with our guidance and assistance. We refer to these UEPS switches as “SmartSwitch” for the relevant territory. We often participate as shareholders in the local switch as most partners prefer the supplier of the technology to have an on-going interest in the deployment and operation of the technology. In some cases, we enter new territories as a result of our participation in a tender process that calls for a solution to which our technology is ideally suited. In these instances, we are generally not offered a shareholding. Initially, we have focused our marketing efforts on the African continent where the need for our technology is arguably the greatest across the entire continent and because we have a good understanding of African business methodology and culture. Our proximity to most African countries, as well as the multiplier effect of having several implementations across the continent, also ensures a high amount of interest from the African continent; and

  Developed world – We believe that some of our UEPS applications and products are ideally suited to a “first world” environment, such as secure internet-based payments and mobile telephony transacting. We will offer these products to service providers such as mobile phone operators, financial institutions and internet-based retailers in the near future.

9. What are the economics of a new SmartSwitch implementation?

The financial implications to Net1 of a new SmartSwitch implementation consist of the following elements:

  Sale of hardware and software licenses to the SmartSwitch: Net1 provides all the necessary hardware and software licenses to any new SmartSwitch on market-related and arms-length terms, regardless of whether we are a shareholder in the SmartSwitch. If we are a shareholder in the SmartSwitch, we eliminate the appropriate portion of the profit on the sale of hardware and software licenses to the SmartSwitch in our reported financial statements. Any ongoing sales of hardware, additional software licenses, customization and maintenance services are treated in the same manner.

  Transaction fees, license fees and profit sharing: We receive annual license fees from any new switch that has been licensed with our technology. In some cases, we also negotiate a transaction fee payable to us for each transaction processed through the SmartSwitch. If we are a significant minority shareholder in the SmartSwitch, as is the case with SmartSwitch Namibia and SmartSwitch Botswana, we will include the financial results of the SmartSwitch in our reported financial statements on an equity accounting basis. If we are the majority shareholder in a SmartSwitch, such as SmartSwitch Nigeria, we consolidate the financial results of the SmartSwitch as part of the Net1 group. Our business plans and experience indicate that a SmartSwitch implementation will generally break even, on an operating profit basis, after twelve months of operation. We expect the SmartSwitch to generate revenues of $0.50 per card holder per month after another year of operation, increasing to $3.00 per cardholder after five years of operation. These numbers are indicative only and are dependent on several factors such as the relevant territory’s income per capita, the products and applications launched, currency strength and the size of the cardholder base.

  Investment in the SmartSwitch: Where we participate as a shareholder in a SmartSwitch, we contribute our share of the capital required to establish and fund the business pro-rata to our shareholding by way of subscribing for equity and shareholders’ loans.

10. What is the status of SmartSwitch Nigeria?

     In August 2007, the Central Bank of Nigeria formally approved the SmartSwitch Nigeria banking license application to provide payment solutions and products in the Nigerian financial markets. As a result, SmartSwitch Nigeria can now officially commence its pilot for the UEPS service offering in Nigeria. We expected the pilot with Diamond Bank Limited, SmartSwitch Nigeria’s 15% shareholder, to commence during the second quarter of fiscal 2008, however due to administrative delays the smart cards required for the pilot will only be delivered during the third quarter of fiscal 2008. We expect the pilot to commence during the third quarter of fiscal 2008.

     We consolidate SmartSwitch Nigeria Limited, or SmartSwitch Nigeria, for financial accounting purposes. This differs from the equity accounting treatment of our investments in SmartSwitch Namibia and SmartSwitch Botswana.

11. What is the Ghana contract all about?

     In June 2007 we were awarded the National Switch and Smart Card Payment System tender by the Central Bank of Ghana. The tender was issued pursuant to the vision of the Central Bank of Ghana to provide the

Ghanaian financial services industry access to a robust technological platform that will allow for the switching of all existing payment instruments and introduce a new biometrically protected smart card designed to deliver affordable financial services to the majority of Ghanaian citizens. We believe this to be the first time that a national electronic payment system will allow so many different technologies to inter-operate with each other for the benefits of all stakeholders.

     The initial contract value for the delivery, installation and customization of the switch and UEPS hardware and software is estimated at approximately USD20 million. The solution will be implemented during fiscal 2008 and is designed to achieve interoperability between all the existing ATMs, POSs and teller terminals owned by individual banks, will deploy new ATMs and POSs which will be connected directly to the new processing system and will introduce our UEPS smart card to be issued by the switch and all Ghanaian banks. The system will also incorporate a card risk management applet as well as the ability to provide biometric protection to PIN-based applications as an additional, but independent, verification process.

     We continue software development and customization activities related to the Ghanaian National Switch and Smart Card Payment System. In addition, hardware required in terms of the tender specifications was delivered to Ghana in December 2007. During the first quarter of fiscal 2008 we commenced the process of integrating the Ghanaian participating banks with the National Switch and Smart Card Payment System.

     It is expected that the Ghanaian National Switch and Smart Card Payment System will be officially launched during the fourth quarter of fiscal 2008. Progress has been made on the construction of the data room in Ghana and we expect to conclude the majority of the software development and hardware delivery phases of the contract in the third and fourth quarters of fiscal 2008.

     During January 2008, the Central Bank of Ghana announced that is mandatory for all financial institutions, including banks, community banks and credit unions have to participate in the UEPS national switch. As a result, we anticipate that 169 different financial institutions will join the payment system. The Central Bank of Ghana has also ordered a further 1.5 million smart cards, 2,000 terminals, 810 registration workstations, 254 wage payment workstations and have asked us to upgrade all existing ATM’s in Ghana to be UEPS compatible. We anticipate delivery of these additional requirements during the first two quarters of fiscal 2009.

12. What territories are currently being targeted and how long is the sales cycle?

     We target any developing economy where the advantages of our payment system are obvious and in demand. The sales cycle in any new territory, although very difficult to predict, generally spans several months (in some cases, years) as a myriad of factors need to be considered, such as the corporate regulatory environment, central bank requirements, tax regimes, compilation of business plans, etc. Our strategic goal is to enter and introduce our UEPS technology in at least four new territories, of any size, during a twelve month period.

13. What is VTU and how does the revenue model work?

     VTU, or Virtual Top Up, facilitates mobile phone-based pre-paid airtime vending. The VTU technology enables prepaid cell users to purchase additional airtime simply, securely and conveniently through the distribution of airtime value from a vendor’s cellular handset to that of the customer, as opposed to through the use of a voucher. We derive revenue from the sale of VTU licenses to mobile operators and we have recently established VTU businesses in Colombia and Vietnam, where we are minority shareholders in companies that provide a VTU service to prepaid cell phone users. These businesses generate revenue by charging a percentage of the value of the airtime distributed through VTU.

Our business in Colombia has demonstrated the following growth since August 2007:

	Aug-07	Sep-07	Oct-07	Nov-07	Dec-07
VTU Colombia Revenues (COP '000)	24,740	62,166	82,243	94,126	111,462
Percentage growth (month on month)	-	151%	32%	14%	18%

Number of transactions	4,352	12,795	16,746	18,765	20,498
Percentage growth (month on month)	-	194%	31%	12%	9%

14. What are your new patents for mobile payments all about?

     Our latest patents incorporate our UEPS and SIM card expertise into a system that will seamlessly bridge mobile phones to existing payment infrastructures such as ATM’s, POS devices, the Internet and voice channels. The application of these patents will allow any mobile phone user to effect payments that are generally referred to as “card not present” payments completely securely, through the utilization of a once off, disposable, virtual credit or debit card.

15. Why is the Net1 Financial Services segment constantly declining in revenue and profit?

     We offer the UEPS-based loans to our beneficiaries with the primary purpose of assisting them to repay expensive loans with other loan providers and to escape the debt spiral that they are trapped in. Once our UEPS-based loans are repaid, we believe that the beneficiaries have an enhanced ability to remain debt-free, or take loans in amounts smaller than the original refinancing facility we offered to them. We believe that once cardholders escape the debt spiral they will have more disposable income to spend, including through our merchant acquiring base.

     Revenues from our traditional microlending business decreased during the quarter due to increased competition, our strategic decision not to grow this business, and an overall lower return on traditional microlending loans as a result of compliance with the National Credit Act, or NCA.

     The NCA regulates fees and interest charged on micro-lending loans and imposes credit check obligations on lenders prior to granting of credit to individuals.

16. What is the “pre-funded social welfare grant receivable” line item on the balance sheet?

     We have a unique cash flow cycle due to our obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provide the funds required for the grant payments on behalf of these provincial governments from our own cash resources and are reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing ourselves to these provinces’ credit risk. In addition, through our merchant acquiring system, we may also pre-fund social welfare grants in the provinces where we operate. These obligations result in a peak funding requirement, on a monthly basis, of approximately $48.9 million (ZAR 340 million) for each of the KwaZulu-Natal and Eastern Cape contracts. The funding requirements are at peak levels for the first three weeks of every month during the year.

     The pre-funded social welfare grant receivable line also includes funding provided to certain merchants participating in our merchant acquiring system. This funding is provided in order to provide liquidity during the peak payment periods of the month (usually the first week of the pay cycle) because the payment of social welfare grants on our behalf places a burden on the merchant’s cash resources. In cases where the merchant is not provided pre-funding during the payment cycle it is reimbursed within 48 hours of the payment of the social welfare grant on our behalf. The amount paid as social welfare grants by the merchants on our behalf are available almost immediately from the provincial governments in the Limpopo, North West and Northern Cape provinces and within two weeks from the KwaZulu-Natal and Eastern Cape provincial governments because we pre-fund these two provinces.

     The actual quantum of Net1’s cash reserves should be evaluated by regarding this highly liquid, very short-term receivable as a near-cash equivalent.

17. How are you growing the management team?

     During the last year, we made significant progress in strengthening the Net1 management team. Our acquisition of Prism provided us with a pool of IT professionals who have been integrated into the Net1 research and development environment and we now have forty IT professionals who are working full time on the enhancement, customization and maintenance of our UEPS flagship. We have also appointed senior Prism managers to oversee our in-house legal function as well as our Easypay, cryptography, VTU, SIM card development and production activities.

     We have appointed three senior managers to assist Brenda Stewart, our senior vice-president of marketing and sales with project management, marketing and implementation activities on a global basis. We have also appointed a senior manager to oversee the established activities of our international and SmartSwitch operations and we have created an investment forum to consider all aspects of prospective investments in new territories.

     Our finance, administration, human resources, compliance and treasury functions are growing continuously to provide a high level of support to the group.

     We appointed a vice president – investor relations to address shareholder queries and improve our investor relations function.

     Finally, we have restructured and strengthened our operations teams to ensure ongoing effective management of our South African social welfare and wage payment activities.

     We are committed to growing the Net1 management team to ensure that we are able to capitalize on the myriad of opportunities we are presented with on an ongoing basis.

18. What is the status of your share buy-back program?

     On May 17, 2007, we announced a share buy-back program for the repurchase of up to $50 million of the Company's common stock at any time and from time to time through June 30, 2008. To date, we have repurchased 40,100 shares of our common stock.

19. You are highly cash generative and show a strong cash balance on your balance sheet, why do you not return some of this money to shareholders?

     We have not paid any dividends on our shares of common stock during our last two fiscal years and presently intend to retain future earnings to finance the expansion of the business. We do not anticipate paying any cash dividends in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. The future dividend policy of our main operating subsidiary, Net1 Applied Technologies South Africa Limited also has to comply with the restrictions placed by the South African Reserve Bank as a condition of its approval of the 2004 Aplitec transaction. These restrictions will apply until such time as all of our special convertible preferred stock has been converted into common stock. These restrictions are described in our SEC filings.

20. What effect will the proposed abolishment of Secondary Taxation on Companies in South Africa have on Net1?

     On February 21, 2007, the South African Minister of Finance announced in his National Budget speech that the National Government intends to phase out Secondary Taxation on Companies, or STC, and introduce a dividend tax at a shareholder level. Currently, South African companies are required to pay STC at a rate of 12.50% on dividends distributed, subject to certain exemptions. If a dividend tax is introduced South African companies will no longer be liable to pay STC, the shareholder will be liable to pay the dividend tax. Treaty relief would be available for foreign shareholders.

     The reform is being implemented in two phases. The first phase entailed a reduction of the STC rate, effective October 1, 2007, to 10% and the second phase, expected in 2008, is a total conversion to a dividend tax. It is likely that South African companies will be required to withhold the dividend tax on all dividends paid. On January 8, 2008, the Revenue Laws Second Amendment Act (Act 36 of 2007), or the Revenue Laws Act, was promulgated. The Revenue Laws Act included the legislation to reduce the rate of STC from 12.50% to 10.00%, effective October 1, 2007. Since the Revenue Laws Act was only promulgated in the third quarter of fiscal 2008, the fully distributed tax rate for the second quarter of fiscal 2008 remains at 36.89% . The fully distributed tax rate will be reduced to 35.45% from 36.89% during the third quarter of fiscal 2008. The reduction of the fully distributed tax rate during the third quarter of fiscal 2008 will result in the reversal of deferred tax assets and liabilities recognized as of December 31, 2007. As a result of the fluctuations in the ZAR/ USD exchange rate the exact impact on our condensed consolidated statement of operations and condensed consolidated balance sheet can not be quantified, however, Table 1 illustrates the expected effect using the ZAR/ USD exchange rate as of December 31, 2007.

     We can not reasonably determine whether the second phase will be enacted as proposed and we will comply with that new tax legislation once it has been enacted. If the announcements made by the South African Minister of Finance in his National Budget speech regarding the second phase are enacted we expect the proposed replacement of STC with a dividend tax to reduce our current fully distributed rate of 36.89% to 29%. Under GAAP we apply the fully distributed tax rate of 36.89% to our deferred taxation assets and liabilities. The change in the fully distributed tax rate is expected to reduce our deferred taxation assets and liabilities. We have not yet determined whether we would qualify for the treaty relief available to foreign shareholders.

     Included in our earnings for the three and six months ended December 31, 2007, is deferred income tax expense of approximately $2.1 million and $4.5 million (ZAR 14.4 million and ZAR 31.1 million), respectively, related to the application of the fully distributed rate of 36.89% compared with the South African statutory rate of 29% to our Income before income taxes. The following table illustrates the effect on our December 31, 2007, income tax expense, earnings per share and net deferred tax liability as if the first and second phases described above had been enacted on July 1, 2007:

Table 1	Three months ended December 31, 2007
	Actual	Illustrative effect scenario 1(1)	Illustrative effect scenario 2(2)
Fully distributed tax rate	36.89%	35.45%	29.00%
Income tax expense	11,788	11,363	9,663
Earnings per share, in U.S. cents	36	37	40
Net deferred tax liability (asset) as at December 31	29,191	22,543	(4,049)

	Six months ended December 31, 2007
	Actual	Illustrative effect scenario 1(1)	Illustrative effect scenario 2(2)
Fully distributed tax rate	36.89%	35.45%	29.00%
Income tax expense	22,660	21,764	18,179
Net deferred tax liability reversal to net income (3)	-	5,607	28,034
Earnings per share, in U.S. cents	67	69	75
Net deferred tax liability (asset) as at December 31	29,191	22,543	(4,049)

     (1) Scenario 1 illustrates the reduction in the fully distributed rate from 36.89% to 35.45% as a result of the enactment of the change in the fully distributed tax rate to 35.45% in January 2008 which we are required to apply from July 1, 2007 in our South African annual tax computation and reported results. As a result of the enactment in January 2008 the cumulative adjustment will be accounted for in the third quarter of fiscal 2008.)

     (2) Scenario 2 illustrates the abolishment of STC had this been enacted on July 1, 2007. Accordingly, the fully distributed rate decreases from 36.89% to 29%. All South African deferred tax assets and liabilities would then be measured at 29% which would result in a reversal of a portion of the net deferred tax liabilities recognized.

     (3) The net deferred tax liability reversal to net income represents the portion of the net deferred tax liability rate adjustment as of June 30, 2007 translated at rates applicable as of June 30, 2007 assuming a) the fully distributed tax rate, prior to the abolishment of STC, was 35.45% (illustrative effect scenario 1) and b) the fully distributed tax rate is thereafter 29% (illustrative effect scenario 2).

     As discussed above, we can not reasonably determine whether, or when, the phase two amendments will be enacted as proposed and what the ultimate effect on our reported earnings will be.

21. What effect, if any, have the rolling blackouts had on your business?

     Since December 2007, South Africa has experienced rolling blackouts due to an increasing demand for electricity. Although these blackouts have not affected our pension and welfare delivery performance because our UEPS-based technology can operate without the need for consistent networking or power infrastructure, they have adversely affected the productivity of certain portions of our South African workforce, including our head office and information technology personnel, and our manufacturing activities. In addition, even though we believe that we currently have adequate backup power facilities in the form of petrol and diesel generators to support our back-end processing activities, the strain on these generators caused by more frequent usage may shorten their lifespan. Although we have ordered additional generators for our head office, demand for backup generators is high and the lead time for delivery of new generators is currently approximately three months. We believe that the irregular supply of electricity may last for several years unless other short-term solutions are found.

     Over the past several weeks there have been an increasing number of press reports predicting that the irregular electricity supply may adversely affect the South African economy. We could be adversely affected by such a downturn, and although we can not predict precisely how such a downturn would affect us, we currently believe that the most significant adverse impact would be a decreasing volume in our transactions-based activities and a significant weakening of the South African Rand, our functional currency, against the US Dollar, our reporting currency.